CROWN OIL & GAS REORGANIZES LOCAL OPERATIONS

October 19, 2011 -- Crown Oil & Gas Inc. (“Crown” or the “Company”) (PINK SHEETS:CWOI.PK) is pleased to announce that it has entered into a strategic partnership agreement with SWPD Holding Limited (“SWPD”) for provision of management consulting and exploration activity supervision.

SWPD Holding Limited is a Russian oilfield management service company staffed with professionals highly experienced in working for major oil and gas companies in different regions of Russia, including the Saratov region. Combined with CEO Kairat Sydykov’s over 30 years of international experience, most recently as Director of Seismic Technology with TNK-BP, Crown Oil & Gas will have a well-established and dynamic local management team implementing its strategy in Russia without creating a large in-house organization.

Operational Summary

Crown Oil and Gas’ operations under the Company’s licenses began in 2008. Over 1,400 km of High Density 2D seismic surveys were acquired from 2008 – 2010 in the license blocks. 509 km were in the Tereshkinsky block, 783 km in Kikinsko-Gusikhinsky and 152 km in Krasnoarmeisky-2. By the end of 2010, total expenditures of the Company reached over US$14 million, delivering the following results:

•	Kikinsko-Gusikhinsky block – acquired exploration and production license and mapped 7 oil-potential prospects, 2 of which are being prepared for exploration drilling

•	Tereshkinsky block – acquired exploration and production license and mapped 7 oil-potential prospects, 2 of which are being prepared for exploration drilling

•	Krasnoarmeisky-2 block – acquired exploration and production license and identified 12 leads, to be additionally covered with more seismic surveys

Recently appointed CEO Kairat Sydykov said, “SWPD will strengthen our local operational capabilities. I am confident that the changes undertaken will contribute to Crown successfully implementing our objectives and I look forward to establishing better communications between Crown and its Shareholders”.

Crown Oil and Gas Inc. is an independent oil and gas company focused on enhancing shareholder value by acquiring and developing oil and gas assets in Russia. Crown holds, through its subsidiaries, exploration and development licenses located in the Saratov region of Russia, one of the major oil and gas regions in the country with advanced infrastructure and more than 60 years history of oil and gas production. Saratov lies in the European part of Russia on the border with Kazakhstan, the largest producing country in Central Asia. Crown’s licensed areas comprise approximately 2,000 km2.